INVESTMENT BANKING AGREEMENT

          This Investment Banking Agreement ("Agreement") is made this 25th day of June, 1999 by and between Baxter Banks & Smith, Inc., an entity which provides investment banking consultation services (hereinafter "Banker") and Salient Cybertech, Inc. f/k/a Sloan Electronics, Inc. (hereinafter "Company").
        RECITALS:
          Whereas, Company desires to engage the Banker through this Agreement to provide services which will assist the Company in raising money, providing consulting on expansion of the Company and providing advice on merger and acquisition candidates and services attendant thereto; and
          Whereas, Banker has the ability to provide each of the services enumerated above and shall provide said services to the Company based on the terms and conditions set forth herein; and
          Whereas, the parties hereto desire to memorialize the terms upon which services shall be provided and compensated for and therefore have agreed to enter into this Agreement.
NOW, THEREFORE, for and in consideration of valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to the following:
1.  SERVICES.     Banker shall provide the services to the Company that have been listed in the recitals in this Agreement and defined hereinafter as the "Services". The Company and Banker acknowledge that there may be other service providers who also assist in providing the Services and it shall be the obligation of the Company and Banker to ascertain the most effective service provider for each of the Services if the Services cannot be rendered solely by Banker.
2. DURATION OF THE AGREEMENT. This Agreement shall be in effect from the date of execution of this Agreement until such time as either party desires to terminate this Agreement. Notification of a desire to terminate this Agreement shall be provided by one party to the other via Certified Mail, Return Receipt. Thereafter, thirty days after the receipt of said letter of termination, this Agreement shall be terminated. The purpose of this clause is to permit each party to be continuously satisfied with the conduct of the other and thereby maintain this Agreement so long as each party satisfies the other. The parties acknowledge that prior to the actually executed effective date of this Agreement, the Banker has already provided Services to the Company and that this Agreement is now being executed to more formally memorialize an agreement for services which have already been rendered in the past and which are anticipated to be rendered in the future.
3.  REPRESENTATIONS OF THE COMPANY.     The Company Represents and Warrants
that it is in compliance with all securities laws that which it is subject to and that no adverse action has been taken in the past against the Company or any of its officers and/or directors by and state or federal regulatory or law enforcement agency. The Company further represents that it has consulted with
an attorney with regards to the drafting of this Agreement.   The Banker has
had the opportunity to hire its own attorney to review this Agreement.
4. COMPENSATION. The Company agrees to pay Banker the following compensation (the "Compensation") for the Services:
(A) For past services rendered the sums of $70,000 for fees and $30,000 for non allocable expenses have already been paid. An additional 100,000 shares in the Company shall be made payable for services rendered over the last approximately two years, representing the payment of 50,000 shares per year. The shares referenced in this paragraph shall be registered in a registration statement to be filed by the Company and which is contemporaneously being prepared.
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(B) For services presently being provided with regards to raising funds and acquisitions and the acknowledgment that based on the present acquisition intentions of the Company, the amount of banking services will be greatly increased, the sum of 250,000 discount priced shares shall be payable for services for this year upon the Company receiving $500,000 from a registration statement which shall be filed and for which the Banker shall act as lead fund raiser in raising monies for the Company. The discount price for the shares shall be determined by the Board of Directors of the Company and the Consultant and shall be priced in the registration statement to be filed by the Company.
(C) The Company agrees to register an additional 300,000 discount priced shares of stock outside of the shares referenced in paragraphs 4(A) and 4(B) to be held by Company to pay the Banker on a monthly basis for all costs and services provided outside of those services referenced in this Agreement.
Said shares shall be registered in a registration statement and shall only be paid to Banker and priced upon the approval of the board of directors of the Company after the Banker has provided in writing and explanation as to the costs and/or additional services provided.
5.  HIRING OF ASSISTANTS   The Banker shall have authority to hire assistants
to assist in providing the Services, however, all compensation due to the assistants shall be paid by the Banker out of its Compensation. The assistants may be individuals or entities that Banker deems will assist the Banker in advancing the success of the Company. The Banker has in the past and will in the future be entitled to learn about information which may be considered inside information as defined under Federal Securities Laws and it shall be Banker's obligation to make sure that Banker and any assistant hired by Banker abide by all appropriate securities laws.
6. GOVERNING LAW. This Agreement shall be governed by the laws of the State of Florida and venue shall only be appropriate in Palm Beach County, Florida.
7. WARRANTIES. Each party warrants to the other that they are not the subject of nor have they ever been the subject of any Securities and Exchange Commission or National Association of Securities Dealers investigations or administrative proceedings and furthermore that neither party has ever been arrested nor convicted of any crime. Banker specifically acknowledges that not only has it in the past and will it in the future provide investment banking services to Company but that it has retail brokers and clients that presently own stock in the Company and all appropriate actions will be taken to protect the confidentiality of and respect the laws regarding the acquisitions and transactions of the Company.
8. ISSUANCE OF SECURITIES Each share of stock issued to Banker shall be paid in a manner that is most beneficial to the financial statements of the Company as agreed with the mutual consent of Banker and Company.
9. SEPARATE AGREEMENTS This Agreement shall constitute several separate agreements for each of the Services and this Agreement may be re-drafted into separate agreements as requested by the Company so as to more accurately reflect the cost of the Services and each particular Service if the creation of separate agreements is desired by the chief financial officer of the Company to assist in preparation of accounting statements and assigning cost basis to various services. Such separation into separate agreements shall be at the Company's discretion but shall not in any way change the terms of this
Agreement.    Therefore, although this Agreement is binding, it is agreed that it may be amended at a future date as requested by the Company to accurately reflect the multiple services being provided if so necessary to clarify particular costs of services.
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10.  STOCK SPLIT As a condition to the involvement of Banker in the transaction contemplated in this Agreement, the Company shall undertake a reverse split of its stock in a multiple determined by the Company's Board of Directors. The split shall result in a stock price of Company's common stock whereby the stock shall have a bid price of at least five dollars per share. Each party has read this Agreement and agrees to abide by the terms hereof:
/s/ Mike Grammatica, Pres
Authorized signature for and on behalf of
Baxter Banks & Smith, Inc.
6/25/99 Date

/s/ Paul Sloan, President
Authorized signature for and on behalf of
Salient Cybertech, Inc. a Delaware Corporation
6/25/99 Date